Exhibit 5.2

June 13, 2008

Boise Inc.

1111 West Jefferson Street

Suite 200

Boise, ID 83702-5388

Ladies and Gentlemen:

We have acted as special counsel to Boise Inc., a corporation incorporated in the State of Delaware (the “Registrant”), in connection with the preparation and filing of a post-effective amendment (the “Post-Effective Amendment”) to the Registrant’s Registration Statement on Form S-1 (No. 333-141398) (the “Registration Statement”) with the Securities and Exchange Commission, with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 41,400,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) issuable upon the exercise of the Registrant’s warrants to purchase Common Stock (the “Warrants”).

We have reviewed copies of (a) the Post-Effective Amendment, (b) the Registration Statement, (c) the Certificate of Incorporation of the Registrant and the By-laws of the Registrant, both as amended to date, and (d) resolutions of the Board of Directors of the Registrant.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others.  We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares will, when issued and sold in the manner described in the Post-Effective Amendment and in accordance with the terms of the Warrants, be legally issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the laws of the United States of America and the General Corporation Law of the State of Delaware (the “Relevant Laws”) applicable to the issuance and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the use of our name under the caption “Legal Matters” in the prospectus included in the Post-Effective Amendment.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

This opinion letter is being delivered to you in connection with the filing of the Post-Effective Amendment and may not be relied on or otherwise used by any other Person or by you for any other purpose.

Very truly yours,

/s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP
KRAMER LEVIN NAFTALIS & FRANKEL LLP